                  [WILDMAN, HARROLD, ALLEN & DIXON LETTERHEAD]




                               September 21, 1995






PC Quote, Inc.
300 S. Wacker Drive
Suite 300
Chicago, Illinois  60606

Gentlemen:

     We have acted as counsel for PC Quote, Inc., a Delaware corporation (the "Company"), with respect to the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of an aggregate of 100,000 shares of the Company's Common Stock (the "Common Stock") pursuant to the Company's 1995 Employee Stock Purchase Plan (the "Plan").

     In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus; (b) the Certificate of Incorporation and By-laws of the Company, as amended to date; (c) the Plan; and
(d) such other minutes of corporate proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing under the laws of the State of Delaware.

                       WILDMAN, HARROLD, ALLEN & DIXON


PC Quote, Inc.
September 21, 1995
Page 2


     2. The shares of Common Stock offered by the Company as contemplated in the Registration Statement are validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,

                              WILDMAN, HARROLD, ALLEN & DIXON



DEF:mr